UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2021

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 489-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  [    ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [    ]

Item 1.02.	Termination of a Material Definitive Agreement.

On October 12, 2021, Delcath Systems, Inc. (the “Company”) caused its wholly owned subsidiary, Delcath Systems, Ltd., to notify medac GmbH, a privately held, multi-national pharmaceutical company based in Germany (“medac”) in writing that it was terminating the License, Supply and Marketing Agreement, dated December 10, 2018 between Delcath Systems, Ltd. and medac (the “Agreement”). The effective date of termination of the Agreement will be April 12, 2022.

As previously disclosed, the Agreement provides to medac the exclusive right to market and sell CHEMOSAT® in all member states of the European Union, Iceland, Norway, Liechtenstein, Switzerland and the United Kingdom. In addition, the Agreement provides to Delcath Systems, Ltd. a combination of upfront and success-based milestone payments as well as a fixed transfer price per unit of CHEMOSAT® and specified royalties.

In April 2021, Delcath Systems, Ltd. issued an invoice for €1 million (which currently converts to approximately US$1.16 million) to medac for a milestone payment due under the Agreement. Payment of this invoice was disputed by medac and, as a result, the Company caused Delcath Systems, Ltd. to exercise its right to deliver to medac a notice of termination of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: October 18, 2021	By:	/s/ Gerard Michel
Name: Gerard Michel
Title: Chief Executive Officer